UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 5, 2009
Date of Report (Date of earliest event reported)

PCTEL, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
471 Brighton Drive
Bloomingdale, IL 60108
(Address of Principal Executive Offices, including Zip Code)
(630) 372-6800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
Item 2.01 — Completion of Acquisition or Disposition of Assets
     On January 5, 2009, PCTEL, Inc. (“PCTEL”) acquired all of the outstanding share capital of Wi-Sys Communications Inc., a privately owned Canadian company (“Wi-Sys”), pursuant to a Share Purchase Agreement dated January 5, 2009 among PCTEL, Gyles Panther and Linda Panther, the holders of the outstanding share capital of Wi-Sys (the “Acquisition Agreement”). Wi-Sys is based in Ottawa, Canada and manufactures products for GPS, terrestrial and satellite communication systems, including programmable GPS receivers and high performance antennas.
     PCTEL paid cash consideration of U.S. $2.1 million dollars at the close of the transaction, of which approximately $350,000 was used to discharge outstanding debt liabilities. The cash consideration paid in connection with the acquisition was provided from PCTEL’s existing cash. The Acquisition Agreement contains customary terms, representations and warranties as well as covenants of each of the parties, including a third party escrow arrangement for the benefit of PCTEL to satisfy the indemnification obligations of the selling shareholders for a six (6) month period following the closing.
     The Acquisition Agreement also provides for additional cash consideration or a reduction of cash consideration based on the closing balance sheet at December 31, 2008 as compared to historical balance sheet net assets excluding cash and debt. Management does not expect the amount of the adjustment in either direction to be material to PCTEL.
     Wi-Sys revenue for calendar 2008 is approximately $2.2 million. The company has one location in Ottawa, Canada. They have 15 employees all of whom will be retained by Wi-Sys. The company leases a single facility, which runs through September 2009. PCTEL intends on fully integrating Wi-Sys into its antenna product operations during 2009.
     The foregoing summary does not purport to be complete and is qualified by the Acquisition Agreement which is attached as Exhibit 2.1 hereto and is incorporated by reference.
     A copy of the press release of PCTEL dated January 5, 2009 announcing the acquisition is attached hereto as Exhibit 99.1.
Item 9.01 — Exhibits
(d) Exhibits
Exhibit 2.1 Share Purchase Agreement dated January 5, 2009, by and between PCTEL, Inc., Gyles Panther and Linda Panther.

Exhibit 99.1 Press Release of PCTEL, Inc. dated January 5, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 6, 2009

PCTEL, Inc.
By:	/s/ John W. Schoen
John W. Schoen, Chief Financial Officer